Exhibit 10.15
AETNA INC.
2000 STOCK INCENTIVE PLAN
INCENTIVE STOCK UNIT AGREEMENT
Pursuant to its 2000 Stock Incentive Plan (the “Plan”), Aetna Inc. (the “Company”) hereby grants to the person named below the stated number of Incentive Stock Units on the terms and conditions hereinafter set forth in this Agreement (the “Agreement”). All capitalized terms used herein which are not otherwise defined herein shall have the meaning specified in the Plan.

Effective Date	Social Security No.	Grantee	Number of Incentive Stock Units
02/14/2006		RONALD A. WILLIAMS	75,000

Installment	Shares	Vesting Date
1	25,000	02/14/2007
2	25,000	02/14/2008
3	25,000	02/14/2009
ARTICLE I
DEFINITIONS
(a)	“Change in Control” shall be as defined in the Employment Agreement.

(b)	“Cause” shall be as defined in the Employment Agreement.

(c)	“Code” means the Internal Revenue Code of 1986, as amended.

(d)	“Common Stock” means shares of the Company’s common stock, $0.01 par value per share.

(e)	“Effective Date” means the date of grant of this award of Incentive Stock Units as set forth above.

(f)	“Employment Agreement” means the Amended and Restated Employment Agreement between the Company and Grantee dated as of December 5, 2003, as amended January 27, 2006 and as further amended from time to time.

(g)	“Fair Market Value” means the closing price of the Common Stock as reported by the Consolidated Tape of the New York Stock Exchange Listed Shares on the date such value is to be determined, or, if no shares were traded on such date, on the next preceding day on which the Common Stock was traded.

(h)	“Grantee” means the person named above to whom this award of Incentive Stock Units has been granted.

(i)	“Installment” means a portion of this award of Incentive Stock Units as set forth above.

(j)	“Qualifying Event” shall be as defined in the Employment Agreement.

(k)	“Restricted Period” means the period during which this award of Incentive Stock Units is not vested.

(l)	“Successor” means the legal representative of the estate of a deceased Grantee or the person or persons who shall acquire the right to the Incentive Stock Units by bequest or inheritance or by reason of the death of the Grantee.

(m)	“Vesting Date” means the date any Installment shall vest in accordance with the terms of this Agreement.

(n)	“Section 162(m) of the Code” means the exception for performance-based compensation under Section 162(m) of the Code and any applicable Treasury regulations thereunder.

(o)	“Section 409A of the Code” means the nonqualified deferred compensation rules under Section 409A of the Code and any applicable Treasury regulations thereunder.
ARTICLE II
RESTRICTED PERIOD; DISTRIBUTION
(a)	The Incentive Stock Units will vest in Installments on the dates set forth above or on such earlier date(s) as provided in Article IV or under the terms of the Employment Agreement.

(b)	The Incentive Stock Units, to the extent vested, shall be paid to Grantee by distribution in whole shares of Common Stock, registered under a Registration Statement on Form S-8 (that is kept current) with the Securities and Exchange Commission, six months after Grantee’s termination of employment. The number of shares distributable shall be equal to the number of vested Incentive Stock Units on the distribution date. In addition, any cash representing fractional shares shall be paid on the same distribution date. The distribution of shares of Common Stock shall be delayed beyond the date six months after Grantee’s termination of employment to a date later in the same fiscal year, to the extent permissible under Section 409A of the Code without causing any additional tax on Executive under Section 409A of the Code, if the Company reasonably anticipates that the Company’s tax deduction with respect to such payment would be limited or eliminated by application of Section 162(m) of the Code, such payment shall be delayed to the earliest date in which the Company anticipates that its tax deduction for such payment will not be limited or eliminated.

(c)	When distributed, the Incentive Stock Units will be settled on a net basis. Prior to issuing shares of Common Stock, the Company will withhold an amount sufficient to satisfy the minimum federal, state, local and withholding tax requirements related to the Incentive Stock Units.
ARTICLE III
CAPITAL CHANGES
The Incentive Stock Units shall be adjusted in the same manner as the underlying shares of Common Stock in the event of a Fundamental Corporate Event.

ARTICLE IV
ACCELERATED VESTING
Upon the occurrence of a Qualifying Event or a Change in Control, each Incentive Stock Unit shall become immediately vested.
ARTICLE V
TERMINATION OF INCENTIVE STOCK UNIT
Except as otherwise provided herein, in the Plan or in the Employment Agreement, if any Installment of this Incentive Stock Unit is not yet vested on or before the Grantee’s termination of employment, such unvested Installment shall be forfeited.
ARTICLE VI
EMPLOYEE COVENANTS
(a)	As consideration for the award of Incentive Stock Units evidenced hereby, the nondisclosure, nonsolicitation, noncompete and nondisparagement employee covenants included in the Employment Agreement are incorporated herein by reference and made a part hereof as set forth herein.

(b)	If any provision of the provisions incorporated herein pursuant to Article VI(a) is determined by a court of competent jurisdiction not to be enforceable in the manner set forth herein, the Company and Grantee agree that it is the intention of the parties that such provision should be enforceable to the maximum extent possible under applicable law and that such court shall reform such provision to make it enforceable in accordance with the intent of the parties.

(c)	Grantee acknowledges that a material part of the inducement for the Company to award the Incentive Stock evidenced hereby is Grantee’s covenants incorporated herein pursuant to Article VI(a) and that the covenants and obligations of Grantee relate to special, unique and extraordinary matters and that a violation of any of the terms of such covenants and obligations will cause the Company irreparable injury for which adequate remedies are not available at law. Therefore, Grantee agrees that, if Grantee shall breach any of those covenants or obligations, Grantee shall not be entitled to vest in the Incentive Stock evidenced herein or be entitled to retain any income therefrom and the Company shall be entitled to an injunction, restraining order or such other equitable relief (without the requirement to post bond) restraining Grantee from committing any violation of the covenants and obligations incorporated herein pursuant to Article VI(a). The remedies in the preceding sentence are cumulative and are in addition to any other rights and remedies the Company may have at law or in equity as a court or arbitrator shall reasonably determine.
ARTICLE VII
OTHER TERMS
(a)	Neither the execution and delivery hereof nor the granting of the Incentive Stock Units shall constitute or be evidence of any agreement or understanding, express or implied, on the part of the Company or any of its Subsidiaries to employ or continue the employment of the Grantee for any period.

(b)	Grantee shall not have any rights as a stockholder by virtue of this grant of Incentive Stock Units.

(c)	Grantee shall be entitled to dividend equivalents on the Incentive Stock Units, which dividend equivalents shall be invested into additional Incentive Stock Units based on the Fair Market Value of the Common Stock on the date such dividend equivalents are paid. Any such additional Incentive Stock Units shall vest ratably in accordance with the vesting schedule set forth herein for the underlying Incentive Stock Units in effect on the date such dividend equivalents are paid. Upon distribution of the Incentive Stock Units, any fractional shares shall be distributed in cash.

(d)	The Incentive Stock Units shall represent an unfunded contractual obligation of the Company to pay to Grantee shares of Common Stock; provided, however, that nothing in this Agreement shall permit Grantee a claim against particular assets of the Company or require the Company to segregate or otherwise set aside assets for payment of any obligation hereunder.

(e)	During the Restricted Period, the Incentive Stock Units shall be nontransferable and nonassignable except by will or the laws of descent and distribution.

(f)	This Agreement is subject to the Plan heretofore adopted by the Company and approved by its shareholders. The terms and provisions of the Plan or a successor plan (including any subsequent amendments thereto) are hereby incorporated herein by reference. In the event of a conflict between any term or provision contained herein and a term or provision of the Plan, the applicable terms and provisions of the Plan will govern and prevail.

(g)	If any provision of this Agreement (or of any award of compensation, including equity compensation or benefits) would cause Grantee to incur any additional tax or interest under Section 409A of the Code, the Company shall, after consulting with Grantee, reform such provision to comply with Section 409A of the Code; provided that the Company agrees to maintain, to the maximum extent practicable, the original intent and economic benefit to Grantee of the applicable provision without violating the provisions of Section 409A of the Code.
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     IN WITNESS WHEREOF, the Company has caused this Agreement to be executed on the Effective Date, and Grantee has accepted the terms and provisions hereof.

AETNA INC.

By:	/s/: John W, Rowe Chairman

Accepted:	/s/: Ronald A. Williams (Signature)

Name:	Ronald A. Williams
This Agreement will not be effective and will automatically expire unless it is signed by Grantee and returned to Executive Compensation Administration, Aetna Human Resources within forty-five days (45) of receipt of this Agreement.